EXHIBIT 99.1

At Equity Marketing, Inc.:	At FRB | Weber Shandwick:
Larry Madden	Tony Rossi	Tricia Ross
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6540

EQUITY MARKETING REPORTS 49% INCREASE IN REVENUES AND 229% INCREASE IN NET
INCOME FOR FOURTH QUARTER OF 2002

     LOS ANGELES, February 27, 2003 – Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the fourth quarter and full year ended December 31, 2002.

     “Our fourth quarter performance capped a good year for the Company,” said Equity Marketing Chairman and Chief Executive Officer Don Kurz. “We achieved organic revenue growth of 37%, which was primarily driven by increased spending by our major Marketing Services clients. UPSHOT’s performance has also picked-up following the acquisition, and we’ve seen notable expansion in the work done for their largest accounts.

     “Given the difficult retail environment, we had a solid holiday season with our Consumer Products division, and we are benefiting from increased shelf space for our Scooby-Doo™ products at key retailers. We also received a good initial response to our line of Crayola™ branded bath toys, and we expect sales of this line to grow significantly in 2003,” said Mr. Kurz.

Fourth Quarter 2002 Financial Highlights

•	Revenues were $70.4 million, an increase of 49.2% over the $47.2 million recorded in the same period in 2001. Organic growth, which excludes the impact of acquisitions, was 36.7%.

•	Marketing Services revenues for the quarter represented 89.1% of total revenues, while Consumer Products revenues represented 10.9% of total revenues.

•	Gross profit was 27.0% in the fourth quarter of 2002, as compared to 26.2% in the same period in 2001.

•	Overall operating expenses, including charges for integration costs in both periods, were $13.8 million, or 19.6% of revenues, compared with $10.9 million, or 23.1% of revenues, in the prior year. Excluding charges for integration costs in both periods, operating expenses were $13.6 million, or 19.2% of revenues, in the current quarter, compared with $10.8 million, or 22.9% of revenues, in the prior year.

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Equity Marketing, Inc.

•	Earnings before other income, taxes, depreciation and amortization, and charges (“EBITDA”) was $6.0 million, an improvement of 166.3% from the $2.2 million recorded in the same period in 2001.

•	Net income was $3.4 million in the fourth quarter of 2002, or $0.45 per diluted share, compared with net income of $1.0 million, or $0.11 per diluted share, in the same period in 2001, representing a 229.3% improvement. Net income excluding charges for integration costs in both periods was $3.5 million, or $0.47 per diluted share, in the fourth quarter of 2002, compared with $1.1 million, or $0.12 per diluted share, in the prior year period, representing an improvement of 221.8%.

•	Results for the fourth quarter of 2001 do not include UPSHOT (acquired July 17, 2002).

Full Year 2002 Financial Highlights

•	Revenues were $206.8 million, an increase of 43.3% over the $144.3 million recorded in the same period in 2001. Organic growth, which excludes the impact of acquisitions, was 23.1%.

•	Marketing Services revenues for 2002 represented 84.8% of total revenues, while Consumer Products revenues represented 15.2% of total revenues.

•	In the second quarter of 2002, the Company forgave a note receivable of $1.7 million as consideration for certain contractual rights.

•	Gross profit was 26.0% in 2002, as compared to 27.8% in 2001. Gross profit before charge for forgiveness of note receivable was 26.8% in 2002.

•	Overall operating expenses were $43.7 million, or 21.1% of revenue, compared with $34.4 million, or 23.9% of revenue, in the prior year. Excluding a third quarter restructuring charge in 2002 and charges for integration costs in both years, operating expenses were $43.1 million, or 20.8% of revenue, in the current period, compared with $34.2 million, or 23.7% of revenue, in the prior year.

•	Earnings before other income, taxes, depreciation and amortization, and charges (“EBITDA”) was $14.3 million in the current period, an improvement of 69.5% from the $8.4 million recorded in the same period in 2001.

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Equity Marketing, Inc.

•	The Company recorded a non-cash transition charge of $2.5 million after tax, as a cumulative effect of change in accounting principles upon adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

•	Income before cumulative effect of change in accounting principles was $6.7 million in 2002, or $0.89 per diluted share, compared with net income of $4.6 million, or $0.50 per diluted share, in the same period in 2001. Net income before charges and cumulative effect of change in accounting principles was $8.2 million, or $1.08 per diluted share, in the current period, compared with $4.7 million, or $0.52 per diluted share, in the prior year period, representing an improvement of 73.0%. Net income available to common stockholders after charges and cumulative effect of change in accounting principles was $2.7 million in the current period, or $0.56 per diluted share.

•	Results include Logistix from August 1, 2001 and UPSHOT from July 18, 2002.

Financial Condition

     The consistent cash flow from operations generated by the Company and its modest capital expenditure requirements enabled Equity Marketing to further strengthen its financial position in the fourth quarter of 2002. The Company ended 2002 with $26.8 million in cash, cash equivalents and marketable securities, $29.2 million in working capital, a current ratio of 1.5 and no debt. Over the past two and one-half years, the Company has invested approximately $40 million in cash on the acquisitions of Logistix and UPSHOT and its stock repurchase program. Due to shipment delays attributable to the West Coast port strike, year-end accounts receivable, inventory and accounts payable balances are somewhat higher than would be expected under more normalized conditions.

Stock Repurchase Program

     In July 2002, Equity’s Board of Directors authorized the implementation of a new $10 million stock repurchase program. Through December 31, 2002, the Company had spent a total of $1.3 million from this program to purchase 107,500 shares at an average price of $12.49 per share. Since initiating its original buyback program on July 20, 2000, the Company has spent a total of $13.4 million to purchase 1,085,809 shares at an average price of $12.32 per share.

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Equity Marketing, Inc.

Share Count Update

     In accordance with GAAP, based on the level of net income for both the fourth quarter and full year 2002, the calculation of diluted earnings per share includes the impact of the assumed conversion of preferred stock and excludes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 7.6 million shares in both periods.

     In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

First Quarter 2003:	5.9 million shares
Full Year 2003:	7.6 million shares

Burger King™ Contract Update

     As indicated in the Company’s 8-K filing of December 2, 2002, Equity Marketing is in the final stages of negotiations on a new multi-year agreement to be the primary creative and manufacturing agency for the worldwide premium programs of its largest client, Burger King Corporation. The Company believes this agreement, which is expected to be executed by the end of the first quarter 2003, will provide improved visibility and predictability with respect to its Burger King related revenue over the next several years.

Outlook

     Equity Marketing expects first quarter 2003 revenues to range between $45 million and $48 million, and diluted earnings per share to range between $0.06 and $0.10. In the first quarter of 2002, the Company had revenues of $36.1 million and diluted earnings per share of $0.05 before cumulative effect of change in accounting principles. The Company also reaffirmed it guidance for the full year 2003, and continues to expect revenues to range between $230 million and $260 million, and diluted earnings per share to range between $1.20 and $1.50.

     Full year 2003 gross margins are expected to be approximately equivalent to the full year 2002 level, although following 2002 patterns, margins are expected to be somewhat lower in the first half of the year.

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Equity Marketing, Inc.

     Mr. Kurz commented on the outlook for Equity Marketing. “As we begin 2003, we feel confident in the stability of our major marketing services accounts. This provides us with good visibility with respect to the revenues we derive from these clients, and we have a stable foundation upon which to continue profitably growing the Company.

     “As expected, the addition of UPSHOT is having a positive impact on our new business development efforts. Now that we have the ability to present our Company as a full-service agency that can both design and execute strategy-based marketing programs, we have had the opportunity to pitch our services to companies that had never previously considered Equity Marketing. We believe these increased opportunities will lead to a larger, more diverse client roster and deeper, more profitable business relationships for the Company.

     “We are also pleased with our growth in Europe, as our Logistix subsidiary is performing particularly well. International prospects remain good, and we believe it will continue to be an engine for future growth.

     “We made a number of additions to our stable of consumer products during 2002 from which we expect to drive significant growth as these new brands are launched in 2003. We are pleased with the retail support in place for our new Kim Possible™, The Powerpuff Girls ™, Samurai Jack ™ and Bear in the Big Blue House™ products and Crayola™-branded bath toys, and they should be strong complements to the consistent sales of our Scooby-Doo and Robot Wars™ lines.

     “Throughout 2002, we had good success in generating growth by executing on our core strategies of deepening our existing client relationships, adding new marketing services clients, and investing in our consumer products business. We believe the continued focused execution of these strategies will generate additional profitable growth going forward, while tying up relatively little capital. We will also continue to explore additional acquisition opportunities. With the strong contribution we have received from Logistix and the expected impact of UPSHOT, we believe that continued prudent acquisitions represent another vehicle we can utilize to profitably reinvest the consistent positive cash flows generated by the Company and help us realize our long term goals of annualized 15% revenue growth, 20% EPS growth and return on capital in excess of 20%,” said Mr. Kurz.

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Equity Marketing, Inc.

Fourth Quarter Conference Call

     The Company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its fourth quarter 2002 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

     To be added to Equity Marketing’s investor e-mail lists, please contact Tricia Ross via e-mail at tross@webershandwick.com or via phone at (310) 407-6540.

     Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental marketing. The Company’s clients include Burger King Corporation, The Coca-Cola Company, CVS/pharmacy, Diageo, Discover Financial Services, Kellogg’s, and Procter & Gamble, among others. The Company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company’s web site at www.equity-marketing.com.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2003 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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Equity Marketing, Inc.

FINANCIAL TABLES FOLLOW

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Equity Marketing, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2002	2001	2002
	(Unaudited)	(Unaudited)	(Unaudited)	2001

Revenues	$70,447	$47,224	$206,832	$144,316
Cost of sales	51,442	34,871	151,307	104,129
Forgiveness of note receivable	—	—	1,685	—

Gross profit	19,005	12,353	53,840	40,187
Operating expenses:
Salaries, wages and benefits	5,683	4,496	20,662	15,924
Selling, general and administrative	7,871	6,322	22,423	18,323
Integration costs	234	111	453	192
Restructuring charge	—	—	178	—

Total operating expenses	13,788	10,929	43,716	34,439

Income from operations	5,217	1,424	10,124	5,748
Other income (expense)	192	(30)	383	1,370

Income before provision for income taxes and cumulative effect of change in accounting principles	5,409	1,394	10,507	7,118
Provision for income taxes	2,034	369	3,786	2,517

Income before cumulative effect of change in accounting principles	3,375	1,025	6,721	4,601
Cumulative effect of change in accounting principles, net of tax	—	—	(2,496)	—

Net income	3,375	1,025	4,225	4,601
Preferred stock dividends	375	375	1,500	1,500

Net income available to common stockholders	$3,000	$650	$2,725	$3,101

Basic income per share
Income per share before cumulative effect of change in accounting principles	$0.52	$0.11	$0.91	$0.52
Cumulative effect of change in accounting principles	—	—	(0.44)	—

Income per share	$0.52	$0.11	$0.48	$0.52

Weighted average shares outstanding	5,743,525	5,822,280	5,721,790	5,996,662

Diluted income per share
Income per share before cumulative effect of change in accounting principles	$0.45	$0.11	$0.89	$0.50
Cumulative effect of change in accounting principles	—	—	(0.33)	—

Income per share	$0.45	$0.11	$0.56	$0.50

Weighted average shares outstanding	7,554,530	5,969,811	7,590,018	6,164,154

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Equity Marketing, Inc.
 Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	December 31,
	2002	December 31,
	(Unaudited)	2001

Cash and cash equivalents	$25,833	$21,935
Marketable securities	1,000	7,200
Accounts receivable, net	43,817	22,695
Note receivable	—	2,183
Inventories	16,363	9,337
Prepaids and other current assets	4,807	6,775

CURRENT ASSETS	91,820	70,125
Fixed assets, net	4,185	4,178
Intangible assets, net	34,499	25,439
Other assets	2,750	1,620

TOTAL ASSETS	$133,254	$101,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$—	$—
Accounts payable	38,334	22,114
Accrued liabilities	24,329	11,391

CURRENT LIABILITIES	62,663	33,505
Long-term liabilities	1,596	2,335

TOTAL LIABILITIES	64,259	35,840
Mandatory redeemable preferred stock	23,049	23,049
Common stock	—	—
Additional paid-in capital	21,641	20,050
Retained earnings	38,689	35,964
Accumulated other comprehensive income	1,710	242
Less:
Treasury stock	(15,506)	(13,773)
Unearned compensation	(588)	(10)

TOTAL STOCKHOLDERS’ EQUITY	45,946	42,473

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY
	$133,254	$101,362

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Equity Marketing, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,

	2002
	(Unaudited)	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,225	$4,601
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principles, net of tax	2,496	—
Depreciation and amortization	1,831	2,477
Provision for doubtful accounts	484	336
(Gain) loss on disposal of fixed assets	(15)	(3)
Tax benefit from exercise of stock options	93	557
Amortization of restricted stock	80	33
Forgiveness of note receivable	1,685	—
Other	(20)	14
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	(18,718)	9,733
Note receivable	498	6,139
Inventories	(5,073)	3,442
Deferred income taxes	(697)	1,304
Prepaid expenses and other current assets	4,207	(1,674)
Other assets	(542)	851
Accounts payable	14,645	(447)
Accrued liabilities	5,811	(14,608)
Long-term liabilities	(409)	128

Net cash provided by operating activities	10,581	12,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(982)	(1,044)
Purchase of marketable securities, net	—	(2,100)
Proceeds from sale of marketable securities	6,200	—
Proceeds from sale of fixed assets	135	36
Payment for purchase of UPSHOT	(9,891)	—
Payment for purchase of Logistix Limited, net of $1,750 cash acquired	—	(11,405)
Payment for purchase of Contract Marketing, Inc. and U.S. Import and Promotions Co.	—	(656)

Net cash used in investing activities	(4,538)	(15,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(1,500)	(1,500)
Purchase of treasury stock	(1,733)	(7,996)
Proceeds from exercise of stock options	840	1,284

Net cash used in financing activities	(2,393)	(8,212)

Net increase (decrease) in cash and cash equivalents	3,650	(10,498)
Effects of exchange rates on cash and cash equivalents	248	28
CASH AND CASH EQUIVALENTS, beginning of period	21,935	32,405

CASH AND CASH EQUIVALENTS, end of period	$25,833	$21,935

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Equity Marketing, Inc.
Reconciliation of Income Before Cumulative Effect of Change in Accounting Principles to EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)

	2002	2001	2002	2001

Income before cumulative effect of change in accounting principles	3,375	1,025	6,721	4,601
Other (income) expense	(192)	30	(383)	(1,370)
Provision for income taxes	2,034	369	3,786	2,517
Forgiveness of note receivable	—	—	1,685	—
Integration costs	234	111	453	192
Restructuring charge	—	—	178	—
Depreciation	425	407	1,597	1,533
Amortization	95	300	234	944

EBITDA	$5,971	$2,242	$14,271	$8,417

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